                         EMPLOYMENT AGREEMENT

                  THIS AGREEMENT entered into and effective this 1st day of July, 1996 by and between AUTO CREDIT CLEARINGHOUSE L.P., a Delaware limited partnership with its principal offices located in Boca Raton, Florida (hereinafter referred to as the Limited Partnership") and WILLIAM G. MAGRO, with an address at 912 John Fox Court, Lexington, South Carolina 29O72 (hereinafter referred to as the "Employee.").

                              WITNESSETH

                  WHEREAS, the Limited Partnership currently employs Employee as its Executive Vice President;

                  WHEREAS, the Limited Partnership wishes to reduce to writing the terms and conditions of Employee's employment; and

                  WHEREAS, Employee wishes also to reduce to writing the terms and conditions of his employment by the Limited Partnership.

                  NOW, THEREFORE, in consideration of the mutual covenants, agreements and obligations contained herein, and intending to be legally bound, the parties hereto agree as follows:

                   1. Employment and Term. The Limited Partnership hereby employs Employee and Employee hereby accepts employment with the Limited Partnership as its Executive Vice President. The term of such employment shall begin on the effective date hereof and end on June 30, 1999, unless sooner terminated as provided in Section 10 herein (the "Term").

                   2. Duties. During the Term, Employee shall in his capacity as Executive Vice President, serve the Limited Partnership faithfully and to the best of his ability a:nd devote such time to the business of the Limited Partnership, subject to the provisions of
Section 3 herein, as (i) is necessary to carry out the duties and responsibilities customarily incident to such position, including, without limitation, the supervision of the other executive officers and employees of the Limited Partnership who are subordinate to Employee, and (ii) may be reasonably assigned to him from time to time by the Board of Directors or Chairman, Chief Executive Officer and/or President, if any, of National Auto Finance Corporation, the general partner of the Limited Partnership (the "General Partner"), by the Chairman, Chief Executive Officer and/or President, if any, of National Auto Finance Company L.P. ("NAFCO"), or by the Chairman, Chief Executive Officer and/or

President, if any, of the Limited Partnership. Employee shall report to the Board of Directors and Chairman, Chief Executive Officer and President, if any, of the General Partner, to the Chainman, Chief Executive Officer and President, if any, of NAFCO, and to the Chairman, Chief Executive Officer and President, if any, of the Limited Partnership.

                   3. Other Business Activities. During the Term, Employee shall not, without the prior written consent of the Limited Partnership, directly or indirectly engage in any other business activities or pursuits, except activities in connection with charitable or civic activities, personal investments, service as an executor, trustee or in other similar fiduciary capacities and such other activities as are not inconsistent with his positions with the Limited Partnership and do not interfere with the performance of Employee's duties, responsibilities and obligations pursuant to this Agreement.

                   4.  Compensation.

                       (a) Salary. During the Term, the Limited Partnership shall pay Employee, and Employee hereby agrees to accept, as compensation for all services rendered hereunder and for Employee's covenant not to compete as provided for in Section 9 hereof, a base salary (the "Base Salary") at an annual rate as follows:

                             (i)   $110,571 through December 31, 1996;

                             (ii)  $118,000 from January 1, 1997 through
December 31, 1997;

                             (iii) $127,500 from January 1, 1998 through
December 31, 1998; and

                             (iv)  $137,000 from January 1, 1999 through June
30, 1999.

Payment of the Base Salary shall be made in the same manner as the Limited Partnership routinely pays its other executive employees. All applicable income, social security and other taxes and charges which are required by law to be withheld by the Limited Partnership or which are requested to be withheld by Employee, shall be deducted from the Base Salary in accordance with the Limited Partnership's normal payroll practice for its salaried executives from time to time in effect.

                       (b) Incentive Bonus. The Limited Partnership shall pay to Employee an incentive bonus for each of calendar years 1996,1997, 1998 and 1999. Such incentive bonus shall be calculated as follows:

                  (A) net income before taxes for the year(1) (as determined by the independent auditors of the

                           Limited Partnership in accordance with Generally Accepted Accounting Principles consistently applied) divided by $7,000,000 for 1996; $12,400,000 for 1997; $19,600,000 for 1998; and
                           $34,000,000 for 1999, with the resulting fraction multiplied by $ $55,285.50 for 1996;$64,900 for
                           1997; $76,500 for 1998; $82,200 for 1999 or

                  (B)      1996     -       $55,285.50
                           1997     -       $64,900.00
                           1998     -       $76,500.00
                           1999     -       $82,200.00

                  Such incentive bonus earned for calendar years 1996, 1997, 1998 and 1999 shall be paid on or before March 31 of the next succeeding year.

                  5. Stock Option Plan. In the event that the Limited Partnership or any successor entity adopts a stock option plan (other than the current 1994 Award Units Plan), or in the event any stock option plan is offered to the Limited Partnership or successor entity employees by a parent organization (within the meaning of Rule 12 b-2 under the Securities Exchange Act of 1934), Employee shall be entitled to participate in such stock option plan.

                  6.       Benefits and Expenses.

                  (a) Benefits. Employee shall be entitled to participate in such benefit plans and programs, including pension, hospitalization, medical and dental insurance, life and disability insurance, and vacation, as are made available to the executive employees of the Limited Partnership from time to time during the Term.

--------

     (1) In determining net income before taxes independent auditors shall exclude any deductions to net income attributable either to intercompany management fees (other than reimbursement for actual expenses including the net of pocket expenses for such affiliate) or to any bonus payable to Employee.

                  (b) Expenses. Employee shall be reimbursed by the Limited Partnership for all reasonable out-of-pocket expenses, including travel and entertainment expenses, incurred by him in furtherance of the performance of his duties and responsibilities hereunder upon submission w the Limited Partnership of receipts supporting such expenses.

                  (c) Automobile. The Limited Partnership will provide Employee with a car allowance of Five Hundred and Fifty Dollars ($550.00) per month and reimburse Employee for gasoline and oil expenses for his automobile upon submission to the Limited Partnership of receipts supporting such expenses.

                  7.  Confidentiality


                  (a) Non-Disclosure. Employee recognizes and acknowledges that the Proprietary information (as hereinafter defined) of the Limited Partnership is a valuable, special and unique asset of the Limited Partnership. As a result, both during the Term and thereafter, Employee shall not, without the prior written consent of the Limited Partnership, for any reason, either directly or indirectly, divulge to any third party or use for Employee's own benefit, or for any purpose other than the exclusive benefit of the Limited Partnership, any and all confidential, proprietary, business or technical information, or trade secrets of the Limited Partnership which are revealed, obtained or developed in the course of Employee's employment with the Limited Partnership (the "Proprietary Information"). Such Proprietary Information shall include, but shall not be limited to, marketing and development plans and efforts, cost information, pricing information, marketing methods and plans, identities of the Limited Partnership's dealers, the Limited Partnership's relationship with or potential its dealers, and any other confidential information relating to the business of the Limited Partnership; provided, however, that nothing herein contained shall restrict Employee's ability to make such disclosures during the course of his employment as may be necessary or appropriate to the effective and efficient discharge of his duties or as such disclosures may be required by law; and further provided, that nothing herein contained shall restrict Employee from divulging or using for his own benefit or for any other purpose any Proprietary Information which is readily available to the general public so long as such information did not become available to the general public as a direct or indirect result of Employee's breach of this Section 7.

                  (b) Inventions, Designs and Product Developments. All inventions, discoveries, concepts, improvements, formulas, processes, devices, methods, innovations, designs, ideas and product developments (collectively, the "Developments"), developed or conceived by Employee, solely or jointly with others, whether or not patentable or copyrightable, at any time during the Term or within one (1) year after the termination of this Agreement and which relate to the actual or planned business activities of the Limited Partnership and all of the Employee's right, title and interest therein, shall be the exclusive property of the Limited Partnership. The Employee hereby assigns, transfers and conveys tot he Limited Partnership all of his right, title and interest in and to any and all such Developments. Employee shall disclose fully, as soon as practicable and in writing, all Developments to the Chairman, Chief Executive Officer or President of the Limited Partnership. At any time and from time to time, upon the request of the Limited Partnership, the Employee shall execute and deliver to the Limited Partnership any and all instruments, documents and papers, give evidence and do any and all other acts which, in the opinion of counsel for the Limited Partnership, are or may be necessary or desirable to document such transfer or to enable the Limited Partnership to file and prosecute applications for and to acquire, maintain and enforce any and all patents, trademarks registrations or copyrights under United States or foreign law with respect to any such Developments or to obtain any extension, validation, reissue, continuance or renewal of any such patent1 trademark or copyright. The

Limited Partnership will, at its expense, be responsible for the preparation of any such instruments, documents and papers and for the prosecution of any such proceedings and will reimburse the Employee for all reasonable expenses the Employee incurs in connection therewith upon submission to the Limited Partnership of invoices with respect thereto.

                  8. Property of Limited Partnership. All Proprietary Information and Developments shall be and remain the sole property of the Limited Partnership. During the Term of this Agreement, Employee shall not remove from the Limited Partnership's offices or premises any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials containing information of the type identified in Section 7 hereof, or other materials or property of any kind unless necessary or appropriate in accordance with his duties and responsibilities and, in the event that such materials or property are removed, all of the foregoing shall be returned to their proper files or places of safekeeping as promptly as possible after the removal shall serve its specific purpose. Employee shall not make, retain, remove and/or distribute any copies of any of the foregoing for any reason whatsoever except as may be necessary in the discharge of his assigned duties and shall not divulge to any third person the nature of and/or the contents of any of the foregoing or of any other oral or written information to which he may have access or with which for any reason he may become familiar, except as disclosure shall be necessary in the performance of his duties; and upon the termination of his employment with the Limited Partnership, he shall leave with or return to the Limited Partnership, all originals and copies of the foregoing then in his possession, whether prepared by Employee or by others.

                  9.       Covenant Not to Compete.

                  (a) Employee shall not, during the Term, anywhere within the United States of America or in any other location where the activities of Employee would, in the judgment of the Board of Directors of the General Partner, be competitive with the automotive finance business of the Limited Partnership, do any of the following, directly or indirectly, without the prior written consent of the Limited Partnership:

                  (1) solicit, either directly or indirectly, business from any dealer with whom the Limited Partnership shall have dealt at any time;

                  (2) influence or attempt to influence any dealer with whom the Limited Partnership shall have dealt at any time or potential dealer of the Limited Partnership to terminate or modify any written or oral agreement, arrangement or course of dealing with the Limited Partnership; or

                  (3) influence or attempt to influence any person to either
                  (i) terminate or modify his employment, consulting, agency, distributorship or other arrangement with the Limited

                  Partnership or (ii) employ or retain, or arrange to have any other person or entity employ or retain, any person who has been employed or retained by the Limited Partnership as an employee, salesman, consultant or agent of the Limited Partnership at any time during the one (1) year period immediately preceding the effective date of Employee's termination if the actions enumerated in clauses (i) and (ii) would negatively affect the business and/or operations of the Limited Partnership or the General Partner for a period of one (1) year following the effective date of Employee's termination.

                  (a) The Limited Partnership shall have the right, but not the obligation, to require Employee, for a six month period of time following the termination of Employee' S employment (for whatever reason), anywhere within the United States of America or in any other location where the activities of Employee would, in the judgment of the Board of Directors of the General Partner, be competitive with the automotive finance business of the Limited Partnership, not to engage in the conduct proscribed by
Section 9(a)(1), (2) and (3) by payment to Employee, over the extended covenant period, of fifty percent (50%) of the amount paid to Employee (as reflected in Employee's W-2) by the Limited Partnership in the full calendar year immediately preceding Employee's termination. Any payments required by this
Section 9(b) shall be paid by check in the same time intervals as the Limited Partnership routinely pays its executive employees. The Limited Partnership's option to extend Employee's covenant not to compete may be exercised only by providing Employee a minimum of one hundred twenty (120) days written notice. Any exercise of the option shall be irrevocable.

                  (b) If the employment of Employee shall either expire pursuant to Section 1 hereof, or shall be terminated pursuant to Section 10 of this Agreement, Employee shall not, for a one (1) year period of time following such termination, employ or retain, or arrange to have any other person or entity employ or retain, any person who has been employed or retained by the Limited Partnership any time during the one (1) year period immediately preceding the' effective date of Employee's termination.

                  10. Termination. This Agreement may be terminated during the Term upon the occurrence of any of the events described in this Section 10. Upon termination, Employee shall be entitled to such compensation and benefits as are described in this Section 10.

                  10.1 Termination for Disability.

                  (a) In the event of the disability of the Employee such that Employee is unable to perform his duties and responsibilities hereunder to the full extent required by this Agreement by reason of illness, injury or incapacity for a period of more than one hundred twenty (120) consecutive days or for a cumulative period of one hundred twenty (120) days within a twelve
(12) month period ("Disability" or "Disabled"), this Agreement may be terminated by the Limited Partnership.

                  (b) In the event of a termination of Employee's employment pursuant to Section 10.1(a), Employee will be entitled to receive (i) all accrued but unpaid (as of the date of such termination) Base Salary and Benefits and other forms of compensation and benefits payable or provided in accordance with the terms of any then existing Limited Partnership compensation or benefit plan or arrangement, including payments prescribed under any disability benefit or life insurance plan or arrangement in which Employee is a participant or to which Employee is a party as an employee of the Limited Partnership (Other Compensation"), and (ii) an amount equal to Employee's Base Salary for a three (3) month period (at the rate then in effect at the time of such termination). Except as specifically set forth in this Section 10.1(b) the Limited Partnership shall have no liability or obligation to Employee for compensation or benefits hereunder by reason of such termination.

                  (c) For purposes of this Section 10.1, except as hereinafter provided, the determination as to whether Employee is Disabled shall be made by a licensed physician selected by Employee and shall be based upon a full physical examination and good faith opinion by such physician. In the event that the Board of Directors of the General Partner disagrees with such physician's conclusion, the Board of Directors of the General Partner may require that Employee submit to a full physical examination by another licensed physician selected by Employee and approved by the Board of Directors of the General Partner. If the two opinions shall be inconsistent, a third opinion shall be obtained after full physical examination by a third licensed physician selected by Employee and approved by the Board of Directors of the General Partner. The majority of the three opinions shall be conclusive.

                  10.2 Termination by Death. In the event that Employee dies during the Term, Employee's employment shall be terminated thereby and the Limited Partnership shall pay to Employee's executors, legal representatives or administrators an amount equal to all accrued but unpaid (as of the date of such termination) Base Salary, Benefits and Other Compensation. Except as specifically set forth in this Section 10.2, the Limited Partnership shall have no liability or obligation hereunder to Employee's executors, legal representatives, administrators, heirs or assigns or to any other person claiming under or through him by reason of Employee's death.

                  10.3 Termination for Cause.

                  (a) The Limited Partnership may terminate this Agreement at any time for "cause" upon written notice to Employee, which termination shall become effective on the date specified in such notice. For purposes of this Agreement, cause" shall mean: (i) any material breach by Employee of any of his obligations under Sections ?, 8 or 9 of this Agreement; (ii) failure by Employee to perform satisfactorily the duties assigned to him pursuant to this Agreement; (iii) other conduct of Employee involving gross disloyalty or wilful misconduct with respect to the Limited Partnership, including, without limitation, fraud, embezzlement, theft or proven dishonesty in the course of his employment, or conviction of a felony; (iv) Employee's willful engagement in conduct materially injurious to the economic interests or reputation of the Limited Partnership; or (v) Employee's other gros's misconduct or insubordination.

                  (b) In the event of a termination of Employee's employment pursuant to clauses (i) or (iii) of Section 10.3(a), Employee shall be entitled to receive all accrued but unpaid (as of the date of such termination) Base Salary, Benefits and Other Compensation, and all Base Salary, Benefits and Other Compensation shall then cease at the time of such termination.

                  (c) In the event of a termination of Employee's employment pursuant to clause (ii) of Section 10.3(a), Employee shall be entitled to receive all accrued but unpaid (as of the date of such termination) Base Salary, Benefits and Other Compensation. Employee shall also be entitled to receive an amount equal to his Base Salary (at the rate than in effect at the time of such termination) for a twelve (12) month period, such amount to be paid over the applicable period at times corresponding to the Limited Partnership's normal payroll periods for executive officers as if no such termination had occurred. Except as specifically set forth in this Section 10.3(c) all Base Salary, Benefits and Other Compensation shall then cease at the time of such termination.

                  10.4 Termination By Employee For Good Reason

                  (a) Employee may terminate this Agreement at any time for Good Reason (as defined below) effective upon the date designated by Employee in written notice of his termination of employment pursuant to this Section 10.4(a); provided, that the effective date of such termination shall not be less than ninety (90) days after such notice is given, unless the Board of Directors of the General Partner declares such effective date to be earlier than that designated by Employee, which such Board shall be entitled to do (but not earlier than the date such notice is received). For purposes of this Agreement, Good Reason shall mean a material breach by the Limited Partnership of its obligations under this Agreement, including, but not limited to, the following: (i) the failure by the Limited Partnership to pay Base Salary or any other material form of compensation or material benefit to be paid or provided to Employee hereunder, which failure is not cured by the Limited Partnership within ten (10) days after the Limited Partnership's receipt of written notification from Employee of such failure; and (ii) any material breach. not encompassed within clause (i) of this Section, 10.4(a), of the obligations of the Limited Partnership under this Agreement which breach is not cured within thirty (30) days after the Limited Partnership's receipt of written notification from the

Employee of such material breach.

                  (b) In the event of a termination of Employee's employment pursuant to Section 10.4(a), Employee shall be entitled to receive all accrued but unpaid (as of the date of such termination) Base Salary, Benefits and Other Compensation. Employee shall also be entitled to receive an amount equal to his Base Salary at the time of termination for a six (6) month period, such amount to be paid over the applicable period at times corresponding to the Limited Partnership's normal payroll periods for executive officers as if no such termination had occurred. Except as specifically set forth in this Section 10.4(b), all Base Salary, Benefits and Other Compensation shall then cease at the time of such termination.

                  10.5 Successor Party

                  The Limited Partnership shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Limited Partnership, by agreement in form and substance satisfactory to Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Limited Partnership would be required to perform it. If no such agreement prior to or simultaneously with the effectiveness of any such succession is executed and delivered to Employee, such failure shall constitute a material breach of this Agreement.

                  11. Survival of Provisions. The rights and obligations of Employee pursuant to Sections 7, 8, 9, 10 and 14 of this
Agreement shall survive the termination of Employee's employment hereunder.

                  12. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Limited Partnership and Employee and their respective successors, executors, administrators, heirs and/or permitted assigns; provided, however, that neither Employee nor the Limited Partnership may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other parties hereto, except that, without such consent, the Limited Partnership may assign this Agreement to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise, provided that such successor assumes in writing all of the obligations of the Limited Partnership under this Agreement.

                  13. No Conflicting Agreements. Employee represents to the Limited Partnership that (i) Employee is not currently under contract to provide services to any other party or entity; (ii) the execution, delivery and performance of this Agreement by Employee will- not conflict with any other agreement to which Employee is bound or to which Employee is a patty; (iii) Employee is not currently bound by any form of restrictive covenant which would restrict or limit the performance of his duties pursuant to this Agreement Upon the execution and delivery of this Agreement by each of the parties hereto, that certain Offer of Employment Letter dated September 12, 1994 between Employee and NAFCO shall be superseded and of no further force or effect.

                  14. Employee Benefits. This Agreement shall not be construed to be in lieu of or to the exclusion of any other rights, benefits and privileges to which Employee may be entitled as an employee of the Limited Partnership under any retirement, pension, profit-sharing, insurance, hospital or other plans or benefits which may now be in effect or which may hereafter be adopted.

                  15. Notice. Any notice or communication required or permitted under this Agreement shall be made in writing and sent by certified or registered mail, return receipt requested, or hand delivery, addressed as follows or to such other address as any party may from time to time duly specify by notice given to the other party in the manner specified above:

                  If to Employee:

                           Bill Magro
                           912 John Fox Court
                           Lexington, SC 29072

                  If to the Limited Partnership:

                           Auto Credit Clearinghouse L.P.
                           621 N.W. 53rd Street, Suite 390
                           Boca Raton, FL 33487
                           Attention:       Gary L. Shapiro

                  16. Entire Agreement: Amendments. This Agreement contains the entire Agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior discussions, agreements and understandings of every nature between the partieS hereto relating to the employment of Employee with the Limited Partnership. This Agreement may not be changed or modified, except by an agreement in writing signed by both of the parties hereto. In the event of any conflict between the terms of this Agreement and the 1994 Award Units Plan offered by National Auto Finance Company L.P., the terms of this Agreement shall control.

                  17. Waiver. The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach of this Agreement.

                  18. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida, excluding its choice of law provisions.

                  19. Invalidity. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the validity of any other provision of this Agreement, and such provision(s) shall be deemed modified to the extent necessary to make it enforceable.

                  20. Section Heading. The section headings in this Agreement are for convenience only. They form no part of this Agreement and shall not affect, its interpretation.

                  21. Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and legal holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or day which is a holiday in the State of Florida, then such final day shall be deemed to be the next day which is not a Saturday, Sunday or legal holiday.

                  22. Specific Enforcement. Employee acknowledges that the restrictions contained in Sections 7, 8, and 9 hereof are reasonable and necessary to protect the legitimate interests of the Limited Partnership and its affiliates and that the Limited Partnership would not have entered into this Agreement m the absence of such restrictions. Employee also acknowledges that the nature of both his services to the Limited Partnership and the obligations undertaken by Employee in Sections 7, 8, and 9 hereof are unique and that any breach by him of Sections 1, 8, and 9 hereof will cause continuing and irreparable injury to the Limited Partnership for which monetary damages would not be adequate remedy. In the event of such breach by Employee, the Limited Partnership shall have the right to specific enforcement of the provisions of Sections 7, 8, and 9 of this Agreement, or injunctive or other relief in any court, and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Limited Partnership. In the event that the provisions of Sections 7, 8, and 9 hereof should ever be adjudicated to exceed the time, geographic, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, or other limitations permitted by applicable law.

                  23. Arbitration. Any controversy or claim arising out of or relating to Section 10 hereof, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitration may be entered into any court having jurisdiction thereof. The arbitration shall be heard by a single Arbitrator, and shall be conducted in Boca Raton, Florida.

                  23. Notice of Renewal. The Limited Partnership shall send written notice within 120 days of the end of the Term to the Employee of its intent to enter into negotiations with the Employee for the possible renewal ("Renewal") of this Agreement. If within 90 days prior to the end of the Term, the terms of Renewal have not been committed to writing then this Agreement shall expire at the end of the 'Term.


                  IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be duly executed on the date first above written.

WITNESS:                            EMPLOYEE:

                                    /s/ William G. Magro
--------------------------          -----------------------------
                                    William G. Magro

ATTEST:                                LIMITED PARTNERSHIP:
                                       AUTO CREDIT CLEARINGHOUSE L.P.

                                  By: /s/ Gary L. Shapiro
--------------------------            ---------------------------------------
                                        Gary L. Shapiro
                                        Chairman
                                        National Auto Finance Corporation